Exhibit 10.2

CERTIFICATE OF DESIGNATION

OF

RAINMAKER WORLDWIDE INC.

A Nevada Corporation

RAINMAKER WORLDWIDE INC., a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) does hereby certify:

WHEREAS, pursuant to the Corporation’s Articles of Incorporation (as amended), the Corporation’s Board of Directors (the “Board”) is authorized to issue, by resolution and without any action by the Corporation’s shareholders, up to One Million (1,000,000) shares of preferred stock, par value $0.001 (the “Preferred Stock”), in one or more series, and the Board may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Corporation’s common stock;

WHEREAS, the Board believes it to be in the best interest of the Corporation and its shareholders to designate a new class of Series A Preferred Stock (as defined below);

RESOLVED, pursuant to the NRS, the Board hereby files this Certificate of Designation (the “Certificate”) and designates a new class of Preferred Stock as Series A Preferred Stock as follows:

A.

Series A Preferred Stock. The Corporation is authorized to issue up to One Million (1,000,000) shares of Preferred Stock. One Hundred and Fifty Thousand (150,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

(a)	1.5% MONTHLY FIXED DIVIDEND ON RESTRICTED COMMON STOCK:

Each share of Preferred Stock shall be entitled to a monthly fixed dividend of 1.5% of the original purchase price of such share (the “Monthly Dividend”), payable in cash or, at the option of the Company, in shares of Restricted Common Stock, as determined by the Board of Directors. The Monthly Dividend shall be calculated based on the original purchase price of the Preferred Stock and shall be paid on a monthly basis, with the first payment due one month following the Closing Date and continuing until the earlier of the redemption of the Preferred Stock or the conversion of such shares into shares of Common Stock;

The amount of the Monthly Dividend payable in shares of Restricted Common Stock shall be based on the volume-weighted average price (“VWAP”) of the Common Stock over the 30-day period ending on the last trading day of the month preceding the payment date. The number of shares of Restricted Common Stock to be issued in payment of the Monthly Dividend shall be determined by dividing the amount of the Monthly Dividend payable in shares of Restricted Common Stock by the VWAP; and

The Company may, in its sole discretion, elect to pay the Monthly Dividend in cash or in shares of Restricted Common Stock, subject to the provisions of this Agreement. If the Company elects to pay the Monthly Dividend in cash, it shall be paid on or before the fifteenth day of each calendar month, beginning with the month following the Closing Date. If the Company elects to pay the Monthly Dividend in shares of Restricted Common Stock, such shares shall be issued on or before the fifteenth day of each calendar month, beginning with the month following the Closing Date, subject to the limitations set forth herein.

(b)	APPROVAL ON COMMON AND PREFERRED SHARE DILUTION:

Each share of Preferred Stock shall be entitled to approval rights on any future dilution of the Common Stock or Preferred Stock of the Company, subject to the terms and conditions set forth herein. In connection with any proposed issuance of Common Stock or Preferred Stock that would result in a dilution of the existing Common Stock or Preferred Stock of the Company, the Company shall provide written notice to the holders of Preferred Stock (the “Holders”) no less than ten (10) days prior to the proposed issuance, including the proposed terms of such issuance;

The Holders shall have the right to approve or reject the proposed issuance, such approval not to be unreasonably withheld and taking into consideration the financial situation of the Company at the time of the requested dilution. The Company shall not issue any Common Stock or Preferred Stock that would result in a dilution of the existing Common Stock or Preferred Stock of the Company without the approval of the Holders, except as provided herein. Nothing in this Section shall prohibit the Company from issuing any shares of common stock upon the exercise or conversion of currently outstanding securities;

If the Holders approve the proposed issuance, the Company shall use its best efforts to issue and deliver the Common Stock or Preferred Stock within ten (10) business days of such approval. If the Holders reject the proposed issuance, the Company may not issue any Common Stock or Preferred Stock on the proposed terms, unless and until the proposed terms are revised to the satisfaction of the Holders. Any proposed issuance that is not approved by the Holders shall be deemed a breach of this Agreement; and

The approval rights set forth herein shall terminate upon the earliest of (i) the conversion or redemption of all outstanding Preferred Stock, (ii) the occurrence of a Change of Control, or (iii) the written agreement of the Company and the Holders.

(c)	OPTION TO APPOINT DIRECTORS:

Each holder of Preferred Stock shall be entitled to the right to appoint up to three (3) directors to the Board of Directors of the Company. The right to appoint directors shall be subject to the terms and conditions set forth herein;

If a holder of Preferred Stock wishes to exercise their right to appoint directors, they shall provide written notice to the Company no less than thirty (30) days prior to the date of the Company’s annual meeting of stockholders. The notice shall identify the individuals proposed to be appointed as directors and shall include all information required to be disclosed under applicable law;

The Company shall use its best efforts to ensure that the individuals proposed to be appointed as directors are duly elected to the Board of Directors at the annual meeting of stockholders. If the Company fails to cause the individuals proposed to be appointed as directors to be duly elected, then the Company shall take such actions as may be necessary or appropriate to ensure that such individuals are appointed as directors; and

The right to appoint directors set forth herein shall terminate upon the earliest of (i) the conversion or redemption of all outstanding Preferred Stock, (ii) the occurrence of a Change of Control, or (iii) the written agreement of the Company and the holders of a majority of the outstanding shares of Preferred Stock.

(d)	RIGHT TO AUTHORIZE A ROLLBACK OF COMMON SHARES

The holder(s) Preferred Stock shall have the right to authorize a rollback of common shares of the Company in accordance with the terms and conditions set forth herein. For the purposes of this section, a “rollback of common shares” shall mean a reverse stock split or any other transaction or series of transactions that reduces the number of outstanding common shares of the Company;

In the event that the holder(s) of Preferred Stock wish to authorize a rollback of common shares, they shall provide written notice to the Company of their intention to do so. Such notice shall identify the proposed terms of the rollback, including the ratio of common shares to be exchanged for each new share;

The Company shall use its best efforts to carry out the rollback in accordance with the terms set forth in the notice. If the Company is unable to carry out the rollback as proposed, it shall promptly notify the holder(s) of Preferred Stock and negotiate with them in good faith to reach an agreement on the terms of the rollback; and

The right to authorize a rollback of common shares set forth herein shall terminate upon the earliest of (i) the conversion or redemption of all outstanding Preferred Stock, (ii) the occurrence of a Change of Control, or (iii) the written agreement of the Company and the holders of a majority of the outstanding shares of Preferred Stock.

In the event that the Company puts forth a proposal to effect a reverse stock split of the Company’s Common Stock, the holders of the Preferred Stock shall have the right to vote 50.1% of the amount of shares on such proposal.

(e)	BUYBACK TRIGGER AND INVESTOR’S OPTION TO TAKE OWNERSHIP OF EQUITY

The Preferred Stock shall have a Buyback trigger based on the following conditions:

1)	RAKR is no longer SEC compliant;
2)	RAKR is no longer publicly traded on an OTC exchange;
3)	Any breach of the conditions (a-g);
4)	On the 24-month anniversary of the subscription, or with an extension mutually agreed by RAKR and the holder(s) of Preferred Stock.

If any of the above triggers occur and RAKR fails to repurchase the Preferred Stock within 60 days of the occurrence of such trigger, the holder(s) of the Preferred Stock shall have the right to exercise an option to take ownership of the Ontario Rainmaker Worldwide Common Share equity owned by RAKR, subject to the following conditions:

i.	The option to take ownership of the equity must be exercised within 60 days of the expiration of the repurchase period described above;
ii.	The value of the equity to be transferred to the holder(s) of Preferred Stock shall be equal to the aggregate principal amount of the Preferred Stock outstanding at the time of exercise of the option; and
iii.	The transfer of the equity shall be subject to any applicable laws and regulations, including without limitation any securities laws and regulations.

(f)	RIGHT TO PURCHASE AND CONVERT TO COMMON STOCK

The holder of the Preferred Stock shall have the right to purchase, when common stock becomes available for issuance, up to US$600,000 worth of common stock of the Company at a price of US$0.0006 per share, reflecting a discount to market price at the time of signing this agreement of 50% and/or convert the Preferred Stock with the same conversion terms as above.

The exercise of these rights are subject to the following terms and conditions:

i.	Availability of Shares: The purchase of common stock by the holder of the Preferred Stock shall be contingent upon the Company making such shares available for issuance.
ii.	Purchase Notice: When common stock becomes available for issuance, the holder of the Preferred Stock shall provide a written notice to the Company indicating their intent to exercise their right to purchase the common stock. The notice shall specify the desired number of shares to be purchased, not exceeding the US$600,000 limit.
iii.	Purchase Price: The purchase price per share shall be US$0.0006, reflecting a discount to market price of 50% at the time of signing this agreement.
iv.	Payment Terms: The holder of the Preferred Stock shall remit the full payment for the purchased common stock within a specified timeframe determined by the Company.
v.	Transfer of Shares: Upon receipt of the full payment, the Company shall transfer the purchased common stock to the holder of the Preferred Stock, and the stock certificates or electronic equivalents shall be issued accordingly.
vi.	Limitations: The right to purchase common stock is subject to applicable laws, regulations, and the Company’s Articles of Incorporation and Bylaws.

(g)	Voting Rights. The Series A Holder shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders and their approval shall be required to effect such action. In the event that the Company determines to put forth a proposal to its stockholders to effect a reverse split of its outstanding Common Stock, the Series A holder shall have the right to such number of votes as shall equal 50.1% of the voting stock of the Company.

(h)	Series A Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series A Preferred Stock are outstanding, as a legal party in interest, the Corporation, through action directly initiated by the Corporation’s Board of Directors or indirectly initiated by the Corporation’s Board of Directors through judicial action or process, including any action by common shareholders, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any actions detrimental to the rights of the Preferred Stock without first obtaining the affirmative written consent of 100% of the Series A Holders.

B.

Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any Series A Holder, shall be delivered to it at its address as it appears on the stock books of the Corporation.

C.

Transfer Agent Notice. The Corporation shall immediately, upon filing of this Certificate of Amendment, provide its transfer agent with copies of this Certificate of Amendment and notify its transfer agent of all rights, conditions, terms and requirements hereunder. In the event the Corporation changes transfer agents following the filing of this Certificate of Amendment, any new transfer agent shall immediately receive copies of these Articles and be notified of all rights, conditions, terms and requirements hereunder.

D.

Severability. If any word, phrase, provision or clause of this Certificate is deemed to be invalid, illegal, or unenforceable, only specific content shall be deemed stricken from this Certificate and all remaining language, content, rights, restrictions and privileges of this Certificate shall remain in effect. If any word, phrase, provision or clause of this Certificate is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of RAINMAKER WORLDWIDE INC. on May 26, 2023.

RAINMAKER WORLDWIDE INC.

/s/ Michael O’Connor
By:	Michael O’Connor
Its:	CEO and Executive Director